UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

April 4, 2005
Date of Report (Date of Earliest Event Reported)

DNAPrint genomics, Inc.
(Exact name of Registrant as specified in charter)

Commission File Number: 0-31905

Utah	59-2780520
(State of Incorporation)	(I.R.S. Employer I.D. No)

900 Cocoanut Avenue, Sarasota, FL 34236
(Address of Principal Executive Offices)

(941) 366-3400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Beth Israel Deaconess Medical Center License Agreement

Effective April 4, 2005, the Registrant entered into a License Agreement (the “Agreement”) with Beth Israel Deaconess Medical Center, a Massachusetts nonprofit corporation (“Beth Israel”) to develop a new, more potent and longer acting form of the anemia drug Erythropoietin (“EPO”).

EPO is a glycoprotein naturally made by the body to stimulate red blood cell production; the currently marketed forms are manufactured using recombinant DNA technology and are used to treat anemia or low blood cell count. Under the Agreement, Beth Israel has granted the Registrant an exclusive license to United States and foreign patents related to certain forms of EPO. The Registrant has the right to develop, use, market and sell products derived from the licensed patents.

In exchange for the license, the Registrant paid Beth Israel a $25,000 signing fee and agreed to make certain milestone payments linked to its progress in developing marketable products from the licensed technology. The total of payments, if all milestones are reached, is $2,150,000. The milestone payments are nonrefundable. Up to $200,000 of this amount is creditable against future royalties. In addition to the milestone payments, the Registrant must also pay Beth Israel an annual royalty of 4% of the net sales of all products developed from the licensed technology. A minimum royalty payment of $100,000 a year is due upon the commencement of commercial sales in any territory worldwide.

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DNAPrint genomics, Inc.

By:	/s/ Richard Gabriel
Richard Gabriel,
President